Exhibit 4.77

CONVERSION AND EXCHANGE RIGHTS AGREEMENT

CONVERSION AND EXCHANGE RIGHTS AGREEMENT (this “Agreement”) dated [___], 2024, with respect to those certain warrants described in Annex A hereto (“Warrants”) receive under that certain Conversion and Exchange Rights Agreement executed December 31, 2023 (“2023 Agreement”), by and between Security Matters Limited, SMX (Security Matters) PLC (formerly Empatan PLC) , and the person stipulated in Annex A as “Subscriber”. Unless and until Annex A is further executed and delivered by the parties hereto, this Agreement and the Annex A shall be of no force or effect on the parties.

W I T N E S S E T H:

 WHEREAS, pursuant to the 2023 Agreement the Subscriber was issued the Warrants and certain issues arose with regard to the consummation of the 2023 Agreement; and

 WHEREAS, SMX (Security Matters) PLC is hereby offering the Subscriber the right to convert the Warrants to shares on the terms and conditions set forth herein as full and final compensation for any claim or right that may have arose due to any issue that arose with regard to the consummation of the 2023 Agreement damage;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Conversion of Warrants. Subject to the terms and conditions of this Agreement and notwithstanding anything to the contrary in the 2023 Agreement, the Warrants are hereby converted into to that number of shares (“Conversion Shares”) stipulated in Annex A.

Section 2. Result of Conversion. Upon the conversion, the Subscriber shall not have any interest in or title to the Warrants and all obligations under the Warrants or the 2023 Agreement shall cease and be of no further force or effect.

Section 3. Issuance of Shares. As soon as practical after March 31, 2024: (a) the Warrants will be cancelled on the books and records of SMX (Security Matters) PLC, and the Subscriber shall only have the right to receive the Conversion Shares pursuant to Section 1 above, and (b) SMX (Security Matters) PLC shall promptly file a registration statement to cause the Conversion Shares to be fully tradeable, subject to section 4 below, and deliver to Subscriber details of the shares issued.

Section 4. Representations and Warranties. The Subscriber represents and warrants that the Subscriber is the record and beneficial owner of the Note and of the Warrants, free and clear of all liens, charges, pledges, security interests, claims, mortgages, options, encumbrances, rights of first refusal, conditions, covenants and other restrictions (other than any restrictions under the U.S. Securities Act of 1933, as amended or other securities laws), and has the full right and power to enter into this Agreement and perform the terms and conditions specified herein.

Section 5. Miscellaneous. The parties shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, personal representatives, heirs, executors and administrators. Notwithstanding the foregoing, neither party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel without giving effect to any choice or conflict of law provision or rule (whether of the State of Israel or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Israel. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of [___], 2024.

[_____]	SMX (Security Matters) PLC

By:
Name:
Title:

Annex A

Details of the Conversion Shares:

Conversion of [___] warrants into [___] shares.

[_____]	SMX (Security Matters) PLC

By:
Name:
Title: